Exhibit 10.48

CONFIDENTIAL

January 31, 2012

Mr. Bill Yancey

2701 Highgrove Court

Colleyville, TX 76034

Via Personal Delivery

Dear Bill:

This letter proposes a separation agreement and general release (“Agreement”) between you and Penson Financial Services, Inc. (“Company”) relating to your employment with the Company. Your employment with the Company is terminated effective as of February 10, 2012 (“Termination Date”).

You and the Company agree as follows:

1.	Regardless of whether you sign this Agreement, you will receive payment for all base salary and accrued but unused vacation earned by you in the normal course of business through the Termination Date, less all required deductions for Federal and State withholdings, other applicable taxes, and any lawfully authorized or required payroll deductions. We will also promptly reimburse you for all reasonable expenses incurred in connection with your recent ordinary course employment in accordance with the Company’s (or the Company’s ultimate parent company’s) existing policies with all such properly documented expenses to be reimbursed promptly. Regardless of signing this Agreement, you may elect to continue receiving group medical insurance under the Company’s plan, should you currently have it, pursuant to the Federal “COBRA” law. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage; provided, however, that if you timely elect such continued coverage under COBRA, the Company will reimburse you for the employer portion (at the rate in effect immediately prior to the Termination Date) of the monthly premium costs incurred for continuation of such medial coverage under the Company’s plan (the “Coverage Costs”) for a period of twelve months following the Termination Date or, if earlier, until the first date on which you are covered under another employer’s medical insurance plan . You will notify us immediately should you become covered under another employer’s medical insurance plan. You should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits. All other benefits will end on the Termination Date.

Provided you sign this Agreement and return it to me within 45 days from the date of this letter and do not thereafter revoke it within the applicable seven day revocation period measured from the date you return this signed Agreement, the Company is willing to provide you with certain benefits. If you do not accept this Agreement within that time or you revoke it within the applicable revocation period, you will not be entitled to receive the benefits described below.

By signing and returning this Agreement and not revoking it within the applicable revocation period, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth herein including in the paragraphs below.

Accordingly, if you execute and return this Agreement within 45 days following the date of your receipt of this letter, subject to the other provisions of this Agreement, and your general release under this Agreement becomes irrevocable and enforceable after the applicable seven-day revocation period, you will receive the following severance benefits:

In consideration of your waiver of claims against the Company as specified in Section 2(a) hereof and subject to continued compliance with the restrictions in Section 7, the Company will pay to you severance (“Severance”) in the sum of $360,000 payable on the first scheduled payroll date coincident with or following the date that the general release under this Agreement becomes effective and $230,000 on May 15, 2012. In additional consideration, the Company agrees to the terms contained on Attachment A.

The Severance payments and benefits under this Agreement are in lieu of the payments and benefits you may be entitled to under the 2012 Penson Severance Pay Plan (the “Severance Plan”). Accordingly, you agree that you are not entitled to receive any payments or benefits under the Severance Plan.

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code, including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

In order to obtain reimbursement for the Coverage Costs, you must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse you for that payment. During the period that you are being reimbursed for the Coverage Costs hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) your right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to you, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be your sole responsibility.

2.	In consideration of the promises contained in this Agreement you agree as follows:

(a) On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and its affiliates (including, without limitation, Penson Worldwide, Inc. and its subsidiaries), their successors and assigns, as well as their officers, directors, shareholders, agents and employees (collectively, “Releasees”), in the individual and/or corporate capacities of each, from any and all claims, liabilities, promises, actions, damages and the like, known and unknown, which you may ever have had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Said claims include, but are not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1966; the Age Discrimination in Employment Act (ADEA); the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; 42 U.S.C. § 1981; any State law equivalents of the forgoing statutes and laws, defamation; intentional infliction of emotional distress; injury to reputation; pain and suffering; or any other Federal, State, or local law or regulation; or any right under any Company (or the Company’s ultimate parent company) pension, welfare, or stock plans, with the exception of any breach of the terms of this Agreement. In case of any doubt, the terms of your release shall be broadly construed in favor of Releasees and any references to statutes and laws shall refer to such as they may be amended from time to time.

The only exceptions to this release are any claim(s) you may have for:

(i) unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);

(ii) workers’ compensation insurance benefits pursuant to applicable State law under the terms of any workers’ compensation insurance policy or fund of the Company (or the Company’s ultimate parent company);

(iii) continued participation in certain of the Company’s (or the Company’s ultimate parent company’s) group health benefit plans pursuant to the terms and conditions of COBRA, if applicable, and/or any applicable State law counterpart to COBRA;

(iv) any benefit entitlements vested as of the Termination Date pursuant to written terms of any applicable employee benefit plan sponsored by the Company (or the Company’s ultimate parent company); and

(v) any claims that, as a matter of applicable law, are not waivable and any claims you may have for breach of this Agreement by the Company.

(b) That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, on an as incurred basis (i.e., you must immediately pay all invoices for same that we submit to you), including those of Releasees.

(c) As a condition to you entering into this Agreement, you and Penson Worldwide, Inc. shall contemporaneously execute the Indemnification Agreement attached hereto as Attachment B.

3.	You agree to refer any reference checks to Dawn Gardner, the Company’s Vice President – Human Resources, or a designee indicated by her in writing and you know that any such references may be limited to confirmation of your dates of employment and last position held; except that as a condition of your acceptance of the terms of this Agreement, the Company agrees that Phil Pendergraft shall provide you with a favorable letter of recommendation for use at your discretion, the substance of which shall be mutually agreed upon between you and the Company.

4.	This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns.

5.	You represent and warrant that you have not taken and/or have returned (or destroyed in the case of electronic files) all property of the Company (including, without limitation, all confidential information). You agree that you will not make any comments relating to the Company and/or its employees that are derogatory or which may injure the business reputation of the Company.

6.	You represent and warrant that you are not aware of any previously unreported violation of any state or federal laws, rules, or regulations, including but not limited to securities laws, rules, or regulations, by the Company or any of its employees. You further represent and warrant that you have no knowledge of any conduct by the Company or any of its employees that might give rise to such a violation.

7.	For the purposes of this Section 7, the following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the execution, clearing, custody and settlement of securities, commodities, and/or foreign exchange transactions; (ii) “Territory” means and includes each of the fifty (50) states of the United States of America and its protectorates, Canada, the United Kingdom, Japan, Australia, and Hong Kong.

During the twelve months following your Termination Date, you shall not, anywhere in the Territory, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venturer, trustee, stockholder, investor, lender, or guarantor of any corporation, partnership, or other entity, or in any other capacity, either directly or indirectly (on your own behalf or on behalf of any other person or entity) solicit or induce any current Company customer to curtail, cease or otherwise interfere with such customer doing Business with the Company. You acknowledge and agree that each of the restrictions of this Section 7 is reasonable with respect to subject matter, length of time, and geographic area, and will not prevent you from pursuing an occupation or living during the twelve months following your Termination Date. Your non-solicitation and/or inducement obligations under this Section 7 in favor of the Company shall be terminated from and after the date the Company permanently terminates engaging in all of the Business (but this does not permit or excuse any such activity prior to such time).

8.

The provisions of this Agreement are severable. If any provision is held to be unenforceable, it shall not affect the validity of any other provision. This Agreement sets forth the entire agreement between you and the Company relating to your separation of employment from the Company; provided that, notwithstanding the forgoing, you shall continue to be bound by any prior obligations you may have under any prior agreements you entered into in favor of the Company with respect to confidentiality, intellectual property, equity and health related plans, employment matters (in the case of employment matters to the extent agreements related thereto remain applicable after implementing this Agreement), and other matters set forth in such agreements in accordance with the terms and conditions of those agreements (you may request a copy of such agreements from Dawn Gardner if you no longer have a copy of same). This Agreement may not be amended or waived without a written document executed by all of the parties hereto. You represent and warrant that you fully understand that you have a right to consult with an attorney of your choice prior to executing this Agreement and that you have carefully read the provisions of this Agreement and are executing it freely and knowingly. This Agreement will be governed by the laws of the State of Texas. VENUE FOR ANY DISPUTE RELATING TO THE PROVISIONS OF THIS AGREEMENT SHALL BE EXCLUSIVELY IN A COURT LOCATED IN DALLAS COUNTY, TEXAS EXCEPT TO THE EXTENT THE COMPANY OTHERWISE DETERMINES.

You agree that in executing this Agreement it shall be effective as a bar to each and every claim, demand and cause of action released in this Agreement that you may have against the Company or its affiliates.

You agree that you understand and that you acknowledge the significance and the consequences of such release. This means that, should you discover any facts different from what you understood at the time you signed this Agreement; you will still be barred from making any claims against any of the foregoing people or entities.

Nothing in this release shall limit your right to testify, assist or participate in any investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or preclude you from filing a charge of discrimination with the EEOC. In addition, nothing in this release is intended to prevent, impede or otherwise interfere with your ability and/or right to: (a) provide truthful testimony if under subpoena to do so or (b) file a claim with any State or Federal agency or to participate or cooperate in such a matter; provided, however, that you hereby acknowledge and agree that you cannot recover any monetary benefits in connection with any such claim.

PLEASE READ CAREFULLY. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT. THIS OFFER OF COMPENSATION TO YOU WILL EXPIRE AND NO LONGER BE VALID IF NOT ACCEPTED BY YOU AS SET FORTH ABOVE PRIOR TO MARCH 23, 2012.

Sincerely,

/s/ Philip A. Pendergraft
Phil Pendergraft
Chairman

Attachment A

You will be entitled to the use of the remaining miles in your American Airlines AAirpass account.

You will be entitled to keep your Apple laptop computer. In return, you agree to erase all Company information currently contained on this computer.

Attachment B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is entered into as of the 31st day of January, 2012, by and between Penson Worldwide, Inc., a Delaware corporation (the “Company”) and Bill Yancey (“Indemnitee”).

RECITALS

A. The Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for its directors and officers, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.

B. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors and officers to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C. In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Indemnification of Expenses. The Company will indemnify each Indemnitee to the fullest extent provided by law, for any and all Expenses (as defined Section 10(b), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses), which such Indemnitee is or becomes legally obligated to pay in connection with any Proceeding (as defined in Section 10(e)); provided, that in each such case such Indemnitee has acted in good faith and in a manner, which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that the conduct at issue was unlawful. Subject to Section 1(b), such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than thirty (30) days after written demand by Indemnitee therefor is presented to the Company.

(b) Reviewing Party. Notwithstanding anything to the contrary in Section 1(a) and 2(a):

(i) the indemnification obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 10(f) hereof) shall not have determined that Indemnitee would not be permitted to be indemnified under applicable law; and

(ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid by Company to Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 10(a) hereof) or if there has been a Change in Control which has been approved by a majority of the directors of the Company who were directors immediately prior to the Change in Control (the “Incumbent Directors”), the Reviewing Party shall be selected by the Board of Directors of the Company, and if there has been a Change in Control which has not been approved by a majority of the Incumbent Directors, the Reviewing Party shall be the Independent Legal Counsel. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c) Contribution. If the indemnification obligations of the Company under Section 1(a) shall be held by a court of competent jurisdiction for any reason to be unavailable to Indemnitee in respect of any Expense, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such Expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction which resulted in such Expense, as well as any other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

(d) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Proceeding or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. Subject to the terms and conditions of Section 1(b) above and to the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 (Section 13(k) of the Securities Exchange Act of 1934, as amended), the Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than thirty (30) days after written demand by Indemnitee therefor to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Proceeding for which indemnification will or could be sought under this Agreement. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) No Presumptions; Burden of Proof

(i) For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

(ii) In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Proceeding pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Proceeding, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s counsel in any such Proceeding at Indemnitee’s expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, provided that the Company has the right to settle any claim against Indemnitee only with the consent of Indemnitee, which shall not be unreasonably withheld.

3. Additional Indemnification Rights; Nonexclusivity

(a) Scope. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification and advancement of Expenses provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise.

4. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Proceeding against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Proceeding, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken and may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7. Maintenance of Liability Insurance

(a) The Company hereby covenants and agrees that, as long as Indemnitee continues to serve as an officer of the Company and thereafter as long as Indemnitee may be subject to any Proceeding, the Company, subject to subsection (c) below, shall maintain in full force and effect Directors’ and Officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

(b) In all D&O Insurance policies, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s Directors and Officers.

(c) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Board of Directors of the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

8. Exceptions. Notwithstanding anything to the contrary herein, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Excluded Under Section 145 of the Delaware General Corporation Law. To indemnify Indemnitee with respect to any Proceeding if (i) Indemnitee did not act in good faith or in a manner reasonably believed by such Indemnitee to be in, or not opposed to, the best interests of the Company with respect to such Proceeding, (ii) with respect to any Proceeding that is a criminal action or proceeding, Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, (iii) Indemnitee shall have been adjudged to be liable to the Company with respect to such Proceeding, except to the extent the Delaware Court of Chancery or the court in which such action was brought shall permit indemnification as provided in Section 145(b) of the Delaware General Corporation Law or (iv) otherwise prohibited by applicable law;

(b) Proceedings Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to any Proceeding (x) brought to establish or enforce a right to indemnification or advancement of Expenses under this Agreement, or any other agreement, or insurance policy, or Certificate of Incorporation or Bylaws, now or hereafter in effect relating to any Proceeding, or (y) specifically authorized by the Board of Directors, or (ii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be;

(c) Claims Under Section 16(b). To indemnify Indemnitee for Expenses, judgments, fines or penalties sustained in any proceeding for an accounting of profits arising from the purchase and sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, rules and regulations promulgated thereunder, or any similar provisions of any federal, state or local statute; or

(d) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous.

9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of three (3) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such three-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10. Construction of Certain Phrases.

(a) For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, (A) who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person, or (B) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 20% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company’s assets.

(b) For purposes of this Agreement, “Expense” shall include any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, a Proceeding), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of a Proceeding, and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(c) For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements). Independent Legal Counsel shall be selected as follows: (i) by a majority of the Disinterested Directors if there has not been a Change in Control or there has been a Change in Control which has been approved by a majority of the Incumbent Directors; or (ii) by Indemnitee, subject to the approval by a majority of the Disinterested Directors (which shall not be unreasonably withheld), if there has been a Change in Control which has not been approved by a majority of the Incumbent Directors. The Company agrees to pay the reasonable fees of the Independent Legal Counsel, regardless of which party selects the Independent Legal Counsel.

(d) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries.

(e) For purposes of this Agreement, “Proceeding” shall mean any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether brought by or in the right of the Company or otherwise, and whether civil, criminal, administrative, investigative or other, in which Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (including, without limitation, rendering any written statement that is a Required Statement or is made to another officer or employee of the Company to support a Required Statement).

(f) For purposes of this Agreement, a “Reviewing Party” shall mean (i) the Board of Directors acting by a majority vote of the directors who are not and were not parties to the Proceeding in respect of which indemnification is being sought (the “Disinterested Directors”), (ii) a committee of some or all of the Disinterested Directors designated by a majority vote of the Disinterested Directors, or (iii) Independent Legal Counsel.

(g) For purposes of this Agreement, a “Required Statement” shall mean a written statement of a person that is required to be, and is, filed with the SEC regarding the design, adequacy or evaluation of the Company’s internal controls or the accuracy, sufficiency or completeness of reports or statements filed by the Company with the SEC pursuant to federal law and/or administrative regulations, including without limitation, the certifications contemplated by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto.

(h) For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including with respect to the Company, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), and with respect to Indemnitee, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Agreement shall continue in effect with respect to any Proceeding regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise at the Company’s request.

13. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of such expenses with respect to such action, unless, as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of such expenses with respect to such action, unless, as a part of such action, a court having jurisdiction over such action determines that each of Indemnitee’s material defenses to such action was not made in good faith or was frivolous.

14. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one (1) day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company at the address of its principal corporate offices (attention: Secretary) or at such other address as a party may designate by ten days’ advance written notice to the other party hereto.

15.Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

17. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20.No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PENSON WORLDWIDE, INC.

/s/ Philip A. Pendergraft By: Philip A. Pendergraft

Title: Chief Executive Officer

Address of Principal Corporate Office:

1700 Pacific Avenue, Suite 1400
Dallas, TX 75201

AGREED TO AND ACCEPTED BY:

Signature: /s/ Bill Yancey

Name: Bill Yancey

Address: 2701 Highgrove Ct.

Colleyville, Texas 76034

ACCEPTANCE OF AGREEMENT AND RELEASE

I acknowledge that I have carefully read this Agreement and understand all of its terms, including the full and final release of claims set forth above. I further acknowledge that I have voluntarily entered into this Agreement, that I have not relied upon any representation or statement, whether written or oral, not set forth in this Agreement and that I have been encouraged and given the opportunity to consult with an attorney regarding this Agreement.

By executing this Agreement, I agree to be bound by and comply with each and every term of this Agreement. Pursuant to the terms of this Agreement, therefore, and in consideration of the benefits described in this Agreement and for other good and valuable consideration, I hereby release and forever discharge the Company from all potential claims as more fully described above.

By: /s/ Bill Yancey
Name: Bill Yancey
Date: Jan 31, 2012

SUBSCRIBED AND SWORN TO before me on this 1st day of February, 2012.

/s/ Sharon R. Ray
Notary Public, in and for the State of Texas

My Commission Expires:

June 29, 2013